SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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 Definitive Proxy Statement
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Soliciting Material Pursuant to Rule 240.14a-12

TAL International Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TAL INTERNATIONAL GROUP, INC.
100 MANHATTANVILLE ROAD
PURCHASE, NEW YORK 10577

April 24, 2006

Dear Stockholders,

You are cordially invited to join us for our Annual Meeting of Stockholders to be held this year on May 23, 2006, at 10:00 a.m., Eastern Daylight Time, at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York.

The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the meeting. You will be asked to elect eight directors to the Board of Directors and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. We will also report on matters of current interest to our stockholders.

Whether you own a few or many shares of stock, it is important that your shares be represented. If you cannot personally attend the meeting, we encourage you to make certain that you are represented by signing the accompanying proxy card and promptly returning it in the enclosed, prepaid envelope.

Sincerely,
Brian M. Sondey President and Chief Executive Officer

TAL INTERNATIONAL GROUP, INC.
100 Manhattanville Road
Purchase, New York 10577

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 23, 2006

To the Stockholders:

The Board of Directors of TAL International Group, Inc. hereby gives notice that the Annual Meeting of Stockholders of TAL International Group, Inc. will be held on May 23, 2006, at 10:00 a.m., Eastern Daylight Time, at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York (the ‘‘Annual Meeting’’). The purpose of the Annual Meeting is to:

1.	Elect eight directors to the Board of Directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and qualified.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	Act on any other matters as may properly come before the stockholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

The Board of Directors has fixed the close of business April 19, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment.

You are cordially invited to attend the Annual Meeting in person. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. A copy of TAL International Group, Inc.’s Proxy Statement is enclosed.

By Order of the Board of Directors,
Marc Pearlin Secretary

April 24, 2006

YOUR PROXY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE RETURNED PROMPTLY. THEREFORE, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

TAL INTERNATIONAL GROUP, INC.
100 Manhattanville Road
Purchase, New York 10577

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held on May 23, 2006

 INFORMATION ABOUT VOTING

General

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by the Board of Directors of TAL International Group, Inc. (‘‘TAL International Group’’ or ‘‘us’’ or ‘‘we’’) of proxies for use at the Annual Meeting of Stockholders to be held at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York, at 10:00 a.m., Eastern Daylight Time, on May 23, 2006, and at any adjournments thereof (the ‘‘Annual Meeting’’), for the purposes set forth in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy card are first being distributed to all stockholders entitled to vote on or about April 24, 2006.

The cost of soliciting proxies will be borne by TAL International Group, and will consist primarily of preparing and mailing the proxies and this Proxy Statement. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of TAL International Group Common Stock, and normal handling charges may be paid for such forwarding service.

Who can vote?

Only holders of record as of the close of business April 19, 2006 (the ‘‘Record Date’’) of TAL International Group’s Common Stock, par value $0.001 per share (the ‘‘Common Stock’’), are entitled to vote at the Annual Meeting. On the Record Date, there were 32,882,208 shares of Common Stock outstanding.

How proposals will be voted on at the Annual Meeting?

Stockholders will vote on two proposals at the Annual Meeting:

•	the election of eight directors to serve on our Board of Directors (Proposal No. 1); and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 (Proposal No. 2).

We will also consider other business that properly comes before the annual meeting.

How many votes can I cast?

You will be entitled to one vote per share of Common Stock owned by you on the Record Date.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the proposals to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to us in the enclosed prepaid envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposals, the proxyholders will vote for you on the proposals. Unless you instruct otherwise, the proxyholders will vote ‘‘FOR’’ the nominees proposed by our Board of Directors and ‘‘FOR’’ the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxyholders will vote your shares as they see fit.

What can I do if I change my mind after I vote my shares?

At any time before the vote at the meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy card, (ii) signing, dating and returning to our Secretary a new proxy card bearing a later date, or (iii) attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not revoke your proxy unless you vote in person. All written notices or new proxies should be sent to our Secretary at our principal executive offices.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

What do I do if my shares are held in ‘‘street name’’?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What are broker non-votes?

Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What is a quorum?

We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the shares of Common Stock entitled to vote on the Record Date either sign and return their proxy cards or attend the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.

What vote is necessary for action?

Passage of Proposal 1 (election of directors) requires, for each director, the affirmative vote of a plurality of the votes cast by the holders of the shares of our Common Stock voting in person or by proxy at the Annual Meeting. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006) will require the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy of the Annual Meeting and entitled to vote. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted as votes cast in the tabulation of any voting results and will not affect the outcome of the vote.

Who pays for the proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect eight directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and qualified. The authorized number of directors is currently ten. TAL International Group believes leaving vacancies on the board will provide the directors with flexibility during the year to appoint additional members to the board when and if an individual or individuals whose services would be beneficial to TAL International Group and its stockholders is identified. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy, ‘‘FOR’’ the election of the eight nominees named below.

Assuming a quorum is present, the eight nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of TAL International Group. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

The names of the nominees, their ages as of December 31, 2005, and certain other information about them are set forth below:

Name	Age	Position	Director Since
Brian M. Sondey	38	Chief Executive Officer, President, Director	November 2004
Bruce R. Berkowitz (1) (3)	47	Director	November 2004
A. Richard Caputo, Jr. (1)(2)(3)	40	Director	November 2004
Brian J. Higgins	30	Director	November 2004
John W. Jordan II (3)	57	Director	November 2004
Frederic H. Lindeberg (1)(2)	65	Director	October 2005
David W. Zalaznick (2)	51	Director	November 2004
Douglas J. Zych	33	Director	November 2004

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nominating and Corporate Governance Committee

Brian M. Sondey is our Chief Executive Officer and President and has served as a director of our company since November 2004. Mr. Sondey joined our former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation ("TAL International Corporation") in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Corporation. Prior to his work with Transamerica Corporation and TAL International Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

Bruce R. Berkowitz has served as a director of our company since November 2004. Mr. Berkowitz is the Founder and Managing Member of Fairholme Capital Management, L.L.C., a registered investment adviser, and the President and a Director of Fairholme Funds, Inc., a registered investment company that is parent to The Fairholme Fund, a public mutual fund. Prior to founding Fairholme Capital in 1997, Mr. Berkowitz was a portfolio manager and a Managing Director at Smith Barney, Inc. and a portfolio manager at Lehman Brothers Holdings, Inc. Mr. Berkowitz currently serves as Deputy Chairman and a Director of Olympus Re Holdings, Ltd., a private Bermuda-based reinsurance company, a member of the Board of Trustees of Winthrop Realty Trust, a NYSE-listed REIT, and as a Director of White Mountains Insurance Group, Ltd, a NYSE-listed insurance company. Mr. Berkowitz received a BA in Economics from the University of Massachusetts.

A. Richard Caputo, Jr. has served as a director of our company since November 2004. Mr. Caputo is a Partner and Senior Principal of The Jordan Company, L.P., and has been an employee of The Jordan Company,

L.P. and its predecessors since 1990. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Since 2002, Mr. Caputo has been a member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund, L.P. Mr. Caputo is also a director of Universal Technical Institute, Inc. and Safety Insurance Group, Inc., as well as a number of privately held companies. Mr. Caputo received a BA in Mathematical and Business Economics from Brown University.

Brian J. Higgins has served as a director of our company since November 2004. Mr. Higgins joined The Jordan Company, L.P. in 1999 and has been a Vice President of The Jordan Company, L.P. since 2003. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Mr. Higgins received a BA in Economics from Williams College.

John W. Jordan II has served as a director of our company since November 2004. Since 1982, Mr. Jordan has been a Partner and Managing Principal of The Jordan Company, L.P., and its predecessors. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Since 2002, Mr. Jordan has been a Managing Member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund, L.P. Mr. Jordan is also a director of Jordan Industries, Inc., Kinetek, Inc. and Sensus Metering Systems, Inc., as well as a number of privately held companies. Mr. Jordan received a BA in Business Administration from the University of Notre Dame.

Frederic H. Lindeberg has served as a director of our company since October 2005. Mr. Lindeberg has had a consulting practice providing taxation, management and investment counsel since 1991, focusing on finance, real estate, manufacturing and retail industries. Mr. Lindeberg retired in 1991 as Partner-In-Charge of various KPMG tax offices, after 24 years of service where he provided both accounting and tax counsel to various clients. Mr. Lindeberg was formerly an adjunct professor at Penn State Graduate School of Business. Mr. Lindeberg is currently a director of Safety Insurance Group, Inc. and formerly a trustee of Provident Senior Living Trust. Mr. Lindeberg received a BS in Business Administration from Drexel University and a JD from Temple University School of Law.

David W. Zalaznick has served as a director of our company since November 2004. Since 1982, Mr. Zalaznick has been a Partner and Managing Principal of the Jordan Company, L.P., and its predecessors. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Since 2002, Mr. Zalaznick has been a Managing Member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund, L.P. Mr. Zalaznick is also a director of Jordan Industries, Inc., Kinetek, Inc., Sensus Metering Systems, Inc. and Marisa Christina, Inc., as well as a number of privately held companies. Mr. Zalaznick received a BA in Economics from Cornell University and a MBA from Columbia University.

Douglas J. Zych has served as a director of our company since November 2004. Mr. Zych joined The Jordan Company, L.P. in 1995 and has been a Principal of The Jordan Company, L.P. since 2002. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Mr. Zych received a BA in Business Administration from the University of Notre Dame.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Corporate Governance and Related Matters

We currently avail ourselves of the ‘‘controlled company’’ exception under the New York Stock Exchange corporate governance standards, pursuant to which a company of which more than 50% of the voting power is held by a group may elect not to comply with certain New York Stock Exchange corporate governance requirements, including: (i) the requirement that a majority of our Board of Directors consist of independent directors; (ii) the requirement that the Nominating and Corporate Governance Committee be composed entirely of independent directors; and (iii) the requirement that the Compensation Committee be composed entirely of independent directors. Certain of our stockholders, which collectively beneficially own approximately 60.3% of our Common Stock, have entered in a shareholders agreement setting forth certain rights and restrictions relating to ownership of our securities. As a result of the provisions of this shareholders agreement, our stockholders party thereto, as a group, control a majority of our outstanding Common Stock. Accordingly, we have elected not to comply with the requirements that we have a majority of independent directors on our Board of Directors and that our Compensation Committee and our Nominating and Corporate Governance Committee

be composed entirely of independent directors. We believe, however, that the current composition of our Board of Directors and the committees of our Board of Directors ensures a significant role for our independent directors. In the event that we are no longer a ‘‘controlled company,’’ we will be required to have a majority of independent directors on our Board of Directors and to have our Compensation Committee and our Nominating and Corporate Governance Committee be composed entirely of independent directors within one year of the date that we lose our ‘‘controlled company’’ status.

The Board of Directors has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the New York Stock Exchange. The Director Independence Standards are attached to this proxy statement as Appendix B hereto, and are also available on our corporate website at www.talinternational.com. The Directors Independence Standards may be found on our website as follows: From our main web page, first click on ‘‘Investors’’ at the top of the page. Next, click on ‘‘Corporate Governance’’ on the left side of the page, then on ‘‘Directors Independence Standards’’ on the right side of the page. Applying these standards, our Board of Directors has determined that Messrs. Berkowitz and Lindeberg qualify as independent. The Board of Directors has adopted formal Corporate Governance Principles and Guidelines which are available on our website at www.talinternational.com. From our main web page, first click on "Investors" at the top of the page. Next click on "Corporate Governance" on the left side of the page, then on "Corporate Governance Principles and Guidelines" on the right side of the page.

Compensation of Directors

Each of our non-executive directors receives a $35,000 annual cash retainer. In addition, the Chairman of the Audit Committee receives an additional $10,000 annual cash retainer. Additionally, in consideration for serving as a director, Mr. Lindeberg received a grant of options in October 2005 to purchase 10,000 shares of Common Stock which were fully vested as of December 30, 2005. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings.

Meetings and Committees of our Board of Directors

During fiscal 2005, our Board of Directors held two meetings and took action by unanimous written consent on four occasions. Each of the directors attended 75% or more of the aggregate of the total number of meetings of our Board of Directors held during the period in which he was a director and 75% of the total number of meetings held by all of the committees of our Board of Directors on which he served. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee is currently comprised of three of TAL International Group’s non-employee directors: Messrs. Lindeberg (Chairman), Berkowitz and Caputo. The Audit Committee met once during fiscal 2005. Our Board of Directors has determined that Mr. Lindeberg qualifies as an independent ‘‘audit committee financial expert’’ as such term has been defined by the Securities and Exchange Commission in Item 401(h)(2) of Regulation S-K. Our Audit Committee was established in October 2005 in connection with our initial public offering, and initially consisted of Messrs. Lindeberg (Chairman), Caputo, and Zych. Effective January 6, 2006, to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules, which required that the Audit Committee be comprised of a majority of independent directors within 90 days following the consummation of our initial public offering, Mr. Zych resigned from the audit committee and was replaced by Mr. Berkowitz, an independent director. We will add a third independent director on or before October 17, 2006 to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules, which require that the Audit Committee be comprised entirely of independent directors within one year following the consummation of our initial public offering, We are currently exempt from having all independent members on our Audit Committee under Securities Exchange Act Rule 10A-3(b)(1)(iv)(A).

The Audit Committee is responsible for (1) selecting the independent auditor and reviewing the fees proposed by the independent auditor for the coming year and approving in advance, all audit, audit-related and tax permissible non-audit services to be performed by the independent auditors, (2) approving the overall scope of the audit, (3) discussing the annual audited financial statements, quarterly financial statements, and Forms 10-K and 10-Q, including matters required to be reviewed under applicable legal, regulatory or New York Stock

Exchange requirements, with management and the independent auditor, (4) discussing earnings press releases, guidance provided to analysts and other financial information provided to the public, with management and the independent auditor, as appropriate, (5) discussing our risk assessment and risk management policies, (6) reviewing our internal system of audit, financial and disclosure controls and the results of internal audits, (7) setting hiring policies for employees or former employees of the independent auditors, (8) establishing procedures concerning the treatment of complaints and concerns regarding accounting, internal accounting controls or audit matters, (9) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time, (10) reporting regularly to the full Board of Directors, and (11) performing the other related responsibilities that are set forth in its formal charter adopted by our Board of Directors, which is attached to this proxy statement as Appendix A hereto, and is also available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, first click on ‘‘Investors’’ at the top of the page. Next, click on ‘‘Corporate Governance’’ on the left side of the page, then on ‘‘Audit Committee’’ on the right side of the page.

Compensation Committee. The Compensation Committee is comprised of three of TAL International Group’s non-employee directors: Messrs. Caputo (Chairman), Lindeberg and Zalaznick. The Compensation Committee was established in October 2005 in connection with our initial public offering, and met once during fiscal 2005, and took action by unanimous written consent on one occasion. The Compensation Committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer’s performance in light of these goals, (2) reviewing and approving the compensation and incentive opportunities of our executive officers, (3) reviewing and approving employment contracts, severance arrangements, incentive arrangements, change-in-control arrangements and other similar arrangements between us and our executive officers, (4) receiving periodic reports on our compensation programs as they affect all employees, (5) reviewing executive succession plans for business and staff organizations and (6) such other matters that are specifically delegated to the compensation committee by our Board of Directors from time to time.

The Compensation Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, first click on ‘‘Investors’’ at the top of the page. Next, click on ‘‘Corporate Governance’’ on the left side of the page, then on ‘‘Compensation Committee’’ on the right side of the page.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of three of TAL International Group’s non-employee directors: Messrs. Jordan (Chairman), Caputo and Berkowitz. The Nominating and Corporate Governance Committee was established in October 2005 in connection with our initial public offering, and met once during fiscal 2005. The Nominating and Corporate Governance Committee’s purpose is to assist our board in identifying individuals qualified to become members of our Board of Directors, assess the effectiveness of the board and develop our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for (1) identifying and recommending for election individuals who meet the criteria the board has established for board membership, (2) recommending nominees to be presented at the annual meeting of stockholders, (3) reviewing the board’s committee structure and recommending to the board the composition of each committee, (4) annually reviewing director compensation and benefits, (5) establishing a policy for considering stockholder nominees for election to our board, (6) developing and recommending a set of corporate governance guidelines and reviewing them on an annual basis and (7) developing and recommending an annual self-evaluation process of the board and its committees and overseeing such self-evaluations.

The Nominating and Corporate Governance Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, first click on ‘‘Investors’’ at the top of the page. Next, click on ‘‘Corporate Governance’’ on the left side of the page, then on ‘‘Nominating and Corporate Governance Committee’’ on the right side of the page.

Executive Sessions

To promote open discussion among the non-management directors, our non-management directors will meet regularly in executive session without management participation. For purposes of such executive sessions, our

‘‘non-management’’ directors include those directors who are not executive officers of TAL International Group. Mr. Caputo presides at such executive sessions. In addition, because some of our non-management directors are not independent, our independent directors will also meet at least once per year in an executive session including only independent directors.

Interested parties, including stockholders, may communicate directly with our non-management directors by writing to the non-management directors in care of TAL International Group’s Vice President, General Counsel and Secretary at 100 Manhattanville Road, Purchase New York 10577. Correspondence received by the Vice President, General Counsel and Secretary will be forwarded to the appropriate person or persons in accordance with the procedures adopted by the non-management directors.

Director Nomination Process

The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding the size and composition of our Board of Directors. The Nominating and Corporate Governance Committee reviews annually with our Board of Directors the composition of our Board of Directors as a whole and recommends, if necessary, measures to be taken so that our Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board of Directors as a whole and contains at least the minimum number of independent directors required by the New York Stock Exchange and other applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board of Directors accurately reflects the needs of TAL International Group’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of TAL International Group and its stockholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which our Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors and any core competencies or technical expertise necessary to staff committees. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at 100 Manhattanville Road, Purchase New York 10577 not later than December 25, 2006 for the 2007 Annual Meeting and otherwise in compliance with our bylaws. Submission must include the full name, age, business address and residence address of the proposed nominee, a description of the proposed nominee's principal occupation and business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director, the class or series and number of shares of TAL International Group stock that is owned beneficially or of record by the proposed nominee, the name and record address of such nominating stockholder, the class or series and number of shares of TAL International Group stock that is owned beneficially or of record by such nominating stockholder, a description of all arrangements or understandings between such nominating stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, a representation that the nominating stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person(s) named in its written notice of recommendation and such other information as is required by Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Code of Ethics

We have adopted the TAL International Group, Inc. Code of Ethics which applies to all officers, directors and employees. The TAL International Group, Inc. Code of Ethics is available on our corporate website at www.talinternational.com. The TAL International Group, Inc. Code of Ethics may be found on our website as follows: From our main web page, first click on ‘‘Investors’’ at the top of the page. Next, click on ‘‘Corporate Governance’’ on the left side of the page, then on ‘‘Code of Ethics’’ on the right side of the page.

Additionally we have adopted the TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer and Controller. The TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers is available on our corporate website at www.talinternational.com. The TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers may be found on our website as follows: From our main web page, first click on ‘‘Investors’’ at the top of the page. Next, click on ‘‘Corporate Governance’’ on the left side of the page, then on ‘‘Code of Ethics for Chief Executive and Senior Financial Officers’’ on the right side of the page.

If we make any substantive amendment to, or grant a waiver from, a provision of the TAL International Group, Inc. Code of Ethics or the TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.talinternational.com.

Communications With Directors

Stockholders may communicate with our Board of Directors as a group, the non-management directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to TAL International Group, Inc., 100 Manhattanville Road, Purchase New York 10577.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of three of TAL International Group's non-employee directors: A. Richard Caputo, Jr. (Chairman), Frederic H. Lindeberg and David W. Zalaznick. The Board of Directors of TAL International Group has determined that Mr. Lindeberg qualifies as an independent director in accordance with the applicable rules of the New York Stock Exchange and TAL International Group's Director Independence Standards. In accordance with its written charter, the Compensation Committee is responsible for overseeing the Company's compensation and benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans. For more detail on the Compensation Committee's responsibilities, see its charter, which is available on our corporate website at www.talinternational.com as follows: From the main web page, first click on "Investors" at the top of the page. Next, click on "Corporate Governance" on the left side of the page, then on "Compensation Committee" on the right side of the page.

The Company's Human Resources Department and Legal Department support the Compensation Committee in its work and the Human Resources Department assists in the administration of the Company's compensation plans. In addition, the Compensation Committee has the authority in its discretion to engage the services of outside consultants, experts and others to assist it.

TAL International Group's compensation program objectives for executive officers and for employees are to attract and retain talented executive officers and employees, motivate executive officers and employees to achieve superior performance and long-range goals and to provide incentive compensation opportunities to eligible participants. Compensation must be competitive, as well as based on individuals contribution, teamwork, and delivery of financial results.

Compensation for the majority of the Company's employees, including executive officers, consists of base salary and a cash bonus plan. The bonus plan, for executive officers and employees, sets individual target bonuses for each executive officer and participating employees that are dependent on the Company's earnings per share ("EPS") and the Company meeting corporate goals and objectives, as well as the employee meeting individual performance goals and objectives. For U.S. employees, the company also provides health and welfare benefits and an employee funded tax-qualified 401(k) plan with the Company matching employee contributions up to 3% of the employee's salary, subject to IRS regulations. For employees outside of the United States, the Company offers similar health and welfare and retirement benefits consistent with local market practices. Executives, and some employees, receive a car allowance or use of a company car. Some of the Company's executives, directors, employees and consultants also participate in the Company's 2005 Management Omnibus Incentive Plan, a long-term equity incentive compensation plan which provides for a variety of stock-based compensation awards.

Annual base salaries, target bonuses, and long-term equity compensation of TAL International Group's Chief Executive Officer and the four most highly compensated executive officers and other key executives were reviewed by the Compensation Committee and set at levels considered to be competitive with amounts paid to executive officers with comparable qualifications, experience and responsibilities. The Compensation Committee evaluated the Chief Executive Officer and the four most highly compensated executive officers and other key executives against their goals for 2005, taking into account the recommendations and assessment of the Chief Executive Officer of each executive officer's success in achieving these goals, as well as the overall performance of each executive officer.

Except for certain non-U.S. employees where it is the local market practice or there is a legal requirement to have an employment agreement, only TAL International Group's Chief Executive Officer, Brian M. Sondey, has an employment agreement. The Compensation Committee has reviewed Mr. Sondey's employment agreement and compensation package as part of its assessment of the performance of the Company and its subsidiaries in terms of profitability, the Company's initial public offering, the Company's restructuring of its debt obligations, and other initiatives and concluded that his compensation was appropriate. These factors were considered as a whole. No specific weighting was attached to any one factor. To further align Mr. Sondey's interests with those of TAL International Group's stockholders, and as an incentive for future performance goals, the Compensation Committee approved the grant to Mr. Sondey on October 11, 2005 of options to purchase 27,000 shares of common stock pursuant to the 2005 Management Omnibus Incentive Plan. In connection with the Company's initial public offering, Mr. Sondey also received an additional grant on October 11, 2005 of options to purchase 307,693 shares of common stock pursuant to the 2005 Management Omnibus Incentive Plan.

The Compensation Committee is pleased to submit this report to the Company's stockholders.

THE COMPENSATION COMMITTEE
A. Richard Caputo, Jr., Chairman Frederic H. Lindeberg David W. Zalaznick

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews TAL International Group’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three directors, two of which are independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee met once during 2005. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss TAL International Group’s annual and quarterly financial statements, including the disclosures under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ in TAL International Group’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by Statement of Auditing Standards 61 for annual statements and Statement of Auditing Standards 100 for quarterly statements.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of TAL International Group’s results and the assessment of TAL International Group’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by TAL International Group in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that TAL International Group’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees,’’ and has discussed with the independent registered public accounting firm its independence from TAL International Group and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to TAL International Group is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from TAL International Group and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluation of TAL International Group’s internal controls, the overall quality of TAL International Group’s financial reporting, and other matters required to be discussed by Statement of Auditing Standards 61.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in TAL International Group’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Ernst & Young LLP as TAL International Group’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The Audit Committee:
Frederic H. Lindeberg (Chair) Bruce R. Berkowitz A. Richard Caputo, Jr.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has reappointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent accountants of TAL International Group for the fiscal year ending December 31, 2006. In the event that ratification of this selection is not approved by a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS TAL INTERNATIONAL GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Audit Fees

The following table sets forth the fees billed to or incurred by TAL International Group for professional services rendered by Ernst & Young LLP, the TAL International Group’s independent registered public accounting firm, for the years ended December 31, 2005 and 2004:

Type of Fees	2005	2004
Audit Fees	$2,489,000	$758,000
Tax Fees	132,000	25,000
All Other Fees	—	—
Total Fees	$2,621,000	$783,000

In accordance with the SEC’s definitions and rules, ‘‘audit fees’’ are fees TAL International Group incurred for professional services in connection with the audit of TAL International Group’s consolidated financial statements included in Form 10-K and the review of financial statements included in Forms 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, including fees related to our initial public offering in October 2005; ‘‘tax fees’’ are fees for tax compliance and tax advice; and ‘‘all other fees’’ are fees for any services not included in the first two categories.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Ernst & Young and management are required to periodically report to the Audit Committee regarding the extent of services provided by Ernst & Young in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.

The independent auditors did not provide any financial information systems design and implementation services during the year ended December 31, 2005. The Audit Committee did consider whether the provision of such services, tax services and all other services is compatible with the independent auditor’s independence.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the stockholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock on December 31, 2005:

• each person who we know beneficially owns more than 5% of our Common Stock;

• our directors and named executive officers; and

• all of our directors and executive officers as a group.

Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Stock. The number of shares of our Common Stock beneficially owned by a person includes shares of Common Stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our Common Stock beneficially owned by a person assumes that the person has exercised all options, and converted all convertible securities, the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 100 Manhattanville Road, Purchase, New York 10577-2135. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the person. Percentage of beneficial ownership is based on 32,882,208 shares of Common Stock outstanding, together with the individual’s options to purchase shares of our Common Stock outstanding and which are fully vested at December 31, 2005.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned
	Number	Percent
Five Percent and Greater Stockholders (a)
The Resolute Fund, L.P.(2)	12,830,801	39.02%
Fairholme Partners, L.P.(3)	2,760,997	8.40%
Wellington Management Company, LLP.(4)	2,316,800	7.05%
Abrams Capital LLC.(5)	1,761,200	5.36%
Seacon Holdings Limited.(6)	1,464,890	4.45%
Edgewater Private Equity Fund IV, L.P.(7)	1,380,497	4.20%
JZ Equity Partners plc(8)	1,380,498	4.20%
Directors and Named Executive Officers
Brian M. Sondey(9)	891,556	2.67%
Frederico Baptista(10)	94,469	*
John Burns(11)	94,469	*
Adrian Dunner(12)	94,469	*
Chand Khan(13)	62,481	*
Bruce R. Berkowitz(14)	2,760,997	8.40%
A. Richard Caputo, Jr.(15)	0	*
Brian J. Higgins(16)	0	*
John W. Jordan II(17)	0	*
Frederic H. Lindeberg(18)	14,000	*
David W. Zalaznick(19)	0	*
Douglas J. Zych(20)	0	*
All directors and named executive officers as a group	4,012,441	11.90%

*	Less than 1%.

(a)	Includes owners of under 5% of our common stock who are members of a shareholders’ agreement.

(1)	‘‘Beneficial ownership’’ is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Securities Exchange Act of 1934, and includes more than the typical forms of stock ownership, that is, stock held in the person's name. The term also includes what is referred to as ‘‘indirect ownership,’’ meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have ‘‘beneficial ownership’’ of any shares as of a given date that such person or group has the right to acquire within 60 days after such date.

(2)	Represents an aggregate of 12,830,801 shares of common stock owned by The Resolute Fund, L.P. and certain of its affiliated funds (collectively, ‘‘The Resolute Funds’’). The respective ownership of the shares of common stock owned by each of The Resolute Funds are: (a) The Resolute Fund, L.P. – 11,384,766 shares of common stock; (b) The Resolute Fund Singapore PV, L.P. – 447,689 shares of common stock; (c) The Resolute Fund Netherlands PV I, L.P. – 537,227 shares of common stock; (d) The Resolute Fund Netherlands PV II, L.P. – 447,689 shares of common stock; and (e) The Resolute Fund NQP, L.P. – 13,430 shares of common stock. The Resolute Funds are managed by The Jordan Company, L.P. Resolute Fund Partners, LLC, the General Partner of The Resolute Funds, exercises investment discretion and control over the shares held by The Resolute Funds. The address for this beneficial owner is 767 Fifth Avenue, 48th Floor, New York, New York 10153. Each of Messrs. Caputo, Higgins, Jordan, Zalaznick and Zych as well as Jonathan F. Boucher, Adam E. Max and Thomas H. Quinn may be deemed to share voting and investment power over the shares owned by The Resolute Funds as a result of their position or affiliation with Resolute Fund Partners, LLC and/or The Jordan Company, L.P. Each such individual disclaims beneficial ownership of the shares owned by The Resolute Funds.

(3)	Represents an aggregate of 2,760,997 shares of common stock owned by Fairholme Partners, L.P. and certain of its affiliated funds (collectively, the ‘‘Fairholme Funds’’). The respective ownership of the shares of common stock owned by each of the Fairholme Funds are: (a) Fairholme Partners, L.P. – 920,332 shares of common stock; (b) Fairholme Ventures II, LLC – 920,332 shares of common stock; and (c) Fairholme Holdings, Ltd. – 920,333 shares of common stock. The Fairholme Funds are managed by Fairholme Capital Management L.L.C. Fairholme Capital Management, L.L.C. exercises investment discretion and control over the shares held by the Fairholme Funds. The address for this beneficial owner is 51 JFK Parkway, Short Hills, New Jersey 07078. Mr. Berkowitz is the Managing Member of Fairholme Capital Management, L.L.C., which manages the Fairholme Funds, and as such Mr. Berkowitz has voting and investment power with respect to the shares owned by the Fairholme Funds.

(4)	Represents an aggregate of 2,316,800 shares of common stock owned by Wellington Management Company, LLP. The address for this owner is 75 State Street, Boston, MA 02109.

(5)	Represents an aggregate of 1,761,200 shares of common stock owned by Abrams Capital LLC and David Abrams. The address for this owner is 222 Berkeley Street, 22nd floor, Boston, MA 02116.

(6)	The address for Seacon Holdings Limited is PO Box 757, Syon House, La Rue des Pallieres, St Ouen, Jersey JE4 0RH.

(7)	Represents an aggregate of 1,380,497 shares of common stock owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. The respective ownership of the shares of common stock owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. are (a) Edgewater Private Equity Fund III, L.P. – 190,085 shares of common stock; and (b) Edgewater Private Equity Fund IV, L.P. – 1,190,412 shares of common stock. The address for these beneficial owners is 900 N. Michigan Ave., Suite 1800, Chicago, Illinois 60616. Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. are governed by an executive committee (the ‘‘Committee’’) which has voting and investment power with respect to the shares owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. The Committee is comprised of James A. Gordon, Gregory K. Jones and David M. Tolmie, each of whom may be deemed to share voting and investment power over the shares owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P.

(8)	JZ Equity Partners plc is an investment trust listed on the London Stock Exchange. Its business is to invest, primarily in the United States, in debt and equity securities recommended by Jordan/Zalaznick Advisers, Inc., a Delaware corporation based in New York, that is its sole investment advisor. JZ Equity Partners plc is governed by a board of independent directors, comprised of Andrew Withey, John Green-Armytage, James Jordan, Michael Sorkin and Tanja Tibaldi, who have shared voting and investment power over the shares held by JZ Equity Partners plc. The address for this beneficial owner is 17(a) Curzon Street, London, W1J 5HS England.

(9)	Mr. Sondey is our Chief Executive Officer and President and has served as a member of our board of directors since November 2004. The above chart (i) includes 203,010 shares of common stock issuable upon exercise of stock options granted to Mr. Sondey under our 2004 Management Stock Plan which became fully vested upon the consummation of our initial public offering in October 2005 and (ii) includes 334,693 shares of common stock underlying stock options granted to Mr. Sondey under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(10)	Mr. Baptista is our Vice President, Asia Pacific. The above chart (i) includes 40,602 shares of common stock issuable upon exercise of stock options granted to Mr. Baptista under our 2004 Management Stock Plan which became fully vested upon the consummation of our initial public offering in October 2005 and (ii) includes 36,652 shares of common stock underlying stock options granted to Mr. Baptista under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(11)	Mr. Burns is our Vice President of Business Development. The above chart (i) includes 40,602 shares of common stock issuable upon exercise of stock options granted to Mr. Burns under our 2004 Management Stock Plan which became fully vested upon the consummation of our initial public offering in October 2005 and (ii) includes 36,352 shares of common stock underlying stock options granted to Mr. Burns under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(12)	Mr. Dunner is our Vice President, Fleet Operations, North and South America and Australia and TRADER Division. The above chart (i) includes 40,602 shares of common stock issuable upon exercise of stock options granted to Mr. Dunner under our 2004 Management Stock Plan which became fully vested upon the consummation of our initial public offering in October 2005 and (ii) includes 36,352 shares of common stock underlying stock options to be granted to Mr. Dunner under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(13)	Mr. Khan is our Vice President and Chief Financial Officer. The above chart (i) includes 25,376 shares of common stock issuable upon exercise of stock options granted to Mr. Khan under our 2004 Management Stock Plan which became fully vested upon the consummation of our initial public offering in October 2005 and (ii) includes 24,595 shares of common stock underlying stock options granted to Mr. Khan under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(14)	Mr. Berkowitz is the Managing Member of Fairholme Capital Management, L.L.C., which is the managing partner of Fairholme Partners, L.P., the managing member of Fairholme Ventures II, LLC, and the investment manager to Fairholme Holdings, Ltd., and as such Mr. Berkowitz has investment and voting power with respect to the shares owned by the aforementioned entities and may be deemed a beneficial owner of the shares owned by the aforementioned entities. Mr. Berkowitz has served as a member of our board of directors since November 2004. Mr. Berkowitz's address is Fairholme Capital Management, 51 JFK Parkway, Short Hills, New Jersey 07078.

(15)	Mr. Caputo is a Partner and Senior Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Caputo may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Caputo disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Caputo has served as a member of our board of directors since November 2004. Mr. Caputo's address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(16)	Mr. Higgins is a Vice President of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Higgins may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Higgins disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Higgins has served as a member of our board of directors since November 2004. Mr. Higgins's address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(17)	Mr. Jordan is a Partner and Managing Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Jordan may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Jordan disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Jordan has served as a member of our board of directors since November 2004. Mr. Jordan's address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(18)	Mr. Lindeberg has served as a director of our company since October 2005. Mr. Lindeberg has a consulting practice providing taxation, management and investment counsel focusing on finance, real estate, manufacturing and retail industries. The above chart includes 10,000 shares of common stock underlying stock options granted to Mr. Lindeberg under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005. Mr. Lindeberg has served as a member of our board of directors since October 2005. Mr. Lindeberg’s address is 100 Manhattanville Road, Purchase, New York 10577.

(19)	Mr. Zalaznick is a Partner and Managing Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Zalaznick may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Zalaznick disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Zalaznick has served as a member of our board of directors since November 2004. Mr. Zalaznick's address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(20)	Mr. Zych is a Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Zych may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Zych disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Zych has served as a member of our board of directors since November 2004. Mr. Zych's address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TAL International Group’s officers and directors, and holders of more than ten percent of a registered class of TAL International Group’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish TAL International Group with copies of all Section 16(a) forms they file.

Based on a review of the copies of Forms 3, 4 and 5 furnished to TAL International Group, TAL International Group believes that all Section 16(a) filing requirements applicable to its officers, directors and ten percent holders were complied within a timely manner during fiscal year 2005, except for the following: Mr. Lindeberg, a director of TAL, did not timely file Form 3 to report the purchase of 4,000 shares of TAL common stock on October 17, 2005, and to report the grant of 10,000 options to purchase TAL common stock on October 11, 2005.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Compensation

The following table sets forth information concerning the compensation received for services rendered to us by our current Chief Executive Officer and each of our four most highly-compensated executive officers for the years ended December 31, 2005 and 2004:

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Shares of Common Stock Underlying Options (#)	Long-Term Incentive Payouts ($)	All Other Compensation ($)
Brian M. Sondey	2005	$403,030	$297,500	$13,824	$0	334,693	$0	$0
President, Chief Executive Officer	2004	321,154	600,000	12,116	0	203,010	12,194,843	0
Frederico Baptista	2005	219,266	95,129	84,012	0	36,352	0	0
Vice President, Asia Pacific	2004	209,651	314,476	82,173	0	40,602	1,737,253	0
John Burns	2005	190,000	86,311	31,266	0	36,352	0	0
Vice President, Business Development	2004	186,250	270,000	44,150	0	40,602	1,560,769	0
Adrian Dunner	2005	215,000	105,350	32,698	0	36,352	0	0
Vice President, Fleet Operations, North and South America and Australia, TRADER	2004	195,115	285,000	43,781	0	40,602	1,616,923	0
Chand Khan	2005	193,000	100,481	31,558	0	24,595	0	0
Vice President, Chief Financial Officer	2004	191,154	277,500	47,748	0	25,376	1,313,846	0

Brian M. Sondey is our Chief Executive Officer and President and has served as a director of our company since November, 2004. Mr. Sondey joined our former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Corporation. Prior to his work with Transamerica Corporation and TAL International Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

Frederico Baptista is our Vice President, Asia Pacific. Mr. Baptista is responsible for managing operations and marketing for the Asia and Pacific area. Mr. Baptista joined TAL International Corporation in 1973 as a clerk in our Hong Kong office. While at TAL International Corporation, Mr. Baptista has held positions as General Manager, Far East (based in Hong Kong), Director, Singapore (based in Singapore) and Director, Procurement (based in Purchase, New York). Mr. Baptista graduated from St. Francis Xavier's College and later received a Diploma in Executive Finance from the Institute of Cost and Executive Accountants.

John Burns is our Vice President of Business Development. Mr. Burns joined our former parent, Transamerica Corporation, in April 1996 as Director of Internal Audit and subsequently transferred to TAL International Corporation in April 1998 as Controller and later Vice President and Chief Financial Officer. Prior to joining Transamerica Corporation, Mr. Burns spent 10 years with Ernst & Young LLP in their financial audit practice. Mr. Burns holds a BA in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.

Adrian Dunner is our Vice President, Fleet Operations, North and South America and Australia and TRADER Division. Mr. Dunner is responsible for managing our fleet operations, our North and

South America and Australia regions and for the worldwide sales efforts in the container aftermarket. Mr. Dunner joined TAL International Corporation in 1988 as Manager, Marketing, and has held positions as General Manager, US East Coast, and Marketing Manager located at various times in Cranford, NJ; Savannah, GA; and Jacksonville, FL. Prior to his employment with TAL International Corporation, Mr. Dunner worked as a Sales Representative for Container Transport International and as a Trade Specialist at the Center for International Trade. Mr. Dunner received a BS degree in Finance/Economics from Spring Hill University, and a MBA in Business from Jacksonville University.

Chand Khan is our Vice President and Chief Financial Officer. Mr. Khan joined TAL International Corporation in 1984. He is responsible for overseeing our accounting, compliance, reporting and administrative departments. Prior to joining TAL International Corporation, Mr. Khan was employed for 8 years at Container Transport International. Mr. Khan holds an MBA from St. John's University and a BA from Bernard Baruch College.

Employee Agreements

Employment Agreement with Brian M. Sondey. In November 2004, we entered into an employment agreement with Brian M. Sondey, whereby he agreed to serve as our Chief Executive Officer. The agreement provides for an initial term ending November 3, 2007 and automatically renewing successive one-year terms thereafter, subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Mr. Sondey is entitled to receive a minimum annual base salary of $400,000, as increased on an annual basis starting in 2006 to reflect increases in the consumer price index specified therein. Mr. Sondey’s annual base salary may also be increased by mutual agreement with our Board of Directors following a performance evaluation performed by our Board of Directors. Mr. Sondey is also entitled to an annual bonus award that is determined and paid in accordance with our bonus plan. Mr. Sondey is also entitled to certain perquisites, including reimbursement of expenses, health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined by the employment agreement), if he terminates his employment for good reason (as defined by the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and bonus for the remainder of the term of his employment agreement, but in any event for at least eighteen months. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination. Mr. Sondey is also prohibited from disclosing any of our confidential information.

2005 Management Omnibus Incentive Plan. We established our 2005 Management Omnibus Incentive Plan so that we and our subsidiaries could attract and retain certain employees, motivate eligible participants to achieve long-range goals and to provide incentive compensation opportunities to eligible participants that are competitive with those of similar companies. The omnibus incentive plan is administered by the compensation committee of our Board of Directors, which has the power to determine the ability of an eligible individual to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and to establish the terms, conditions, performance criteria and restrictions on the awards.

Participants. Any of our employees, consultants, directors or any other person providing services to us or our subsidiaries, as determined by the committee, may be selected to participate in the omnibus incentive plan. We may award these individuals with one or more of the following:

•	Stock options

•	Stock appreciation rights

•	Restricted stock awards

Stock options. Stock options may be granted under our 2005 Management Omnibus Incentive Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code of

1986, as amended (the ‘‘Code’’), and nonqualified stock options. The exercise price of all stock options granted under the omnibus incentive plan will be determined by the committee, except that the exercise price cannot be less than 100% of the fair market value on the date of the grant (or not less than 110% of fair market value in the case of incentive stock options granted to a participant who, immediately after such grant, owns more than 5% of the total combined voting power or value of all classes of our capital stock).

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent by tendering previously acquired shares of our Common Stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender. The committee may also allow a broker-assisted cashless exercise, exercise by the delivery of a promissory note containing terms established by the committee or exercise by any other means that it determines to be consistent with the purpose of the omnibus incentive plan and as permitted under applicable law.

Stock Appreciation Rights (SAR).    A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in shares of our Common Stock. The grant price in respect of a SAR shall equal the fair market value of the stock on the date of grant. The terms and conditions of any SAR will be determined by the committee at the time of the grant of award and will be reflected in the award agreement.

Restricted stock. A restricted stock award is the grant of shares of our Common Stock at a price determined by the committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met. Restricted stock awards are subject to such conditions, restrictions and contingencies as the committee shall determine.

Shares reserved for issuance. The maximum number of shares of Common Stock with respect to which awards may be granted under this omnibus incentive plan is 2,500,000.

Our Board of Directors approved the grant of options to purchase an aggregate of 612,195 shares of our Common Stock upon the consummation of our initial public offering in October 2005 with an exercise price equal to the initial public offering price of our Common Stock ($18.00). These grants were made to various members of our management and one director.

These options have a term of ten years and were scheduled to vest in four equal annual installments beginning on the first anniversary of the date of grant. On December 30, 2005, our Board of Directors approved the immediate vesting of 100% of these options.

Vesting upon a change of control. If, while any award granted under the omnibus incentive plan remains outstanding, a change of control occurs, then all of the stock options and SARs outstanding at the time of such change of control will become immediately exercisable in full and all restrictions with respect to restricted stock awards shall lapse.

Lockup period. Under the stock option agreements with each of the current participants in our omnibus incentive plan, in connection with our initial public offering in October 2005, the underwriters of such offering required the existing participants in our omnibus incentive plan to hold their shares for a period of 180 days following the effective date of the registration statement.

Amendment and termination. The Board of Directors may terminate, amend or modify the omnibus incentive plan at any time; however, the approval of any affected participant must be obtained to amend or terminate the stock option plan to the extent the proposed amendment or termination would adversely affect the rights of any participant or any beneficiary of any award granted under the plan.

2004 Management Stock Plan. We established our 2004 Management Stock Plan so that we and our subsidiaries could attract and retain certain employees, motivate eligible participants to achieve long-range goals and to provide incentive compensation opportunities to eligible participants that are competitive with those of similar companies. The stock plan is administered by the compensation committee of our Board of Directors. The committee has the power to determine the ability of an eligible individual to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and to establish the terms, conditions, performance criteria and restrictions on the awards.

Stock options. Stock options granted under our 2004 Management Stock Plan, included incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and nonqualified stock options. The exercise price of all stock options granted under the incentive plan was determined by the committee, except that for nonqualified options, the exercise price cannot be less than 85% of the fair market value of the stock on the date of the grant. For incentive stock options, the exercise price cannot be less than 100% of the fair market value on the date of the grant.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent by tendering previously acquired shares of our Common Stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender. The committee may also allow a broker-assisted cashless exercise, exercise by the delivery of a promissory note containing terms established by the committee or exercise by any other means that it determines to be consistent with the purpose of the stock plan and as permitted under applicable law.

Participants and shares reserved for issuance. Options were granted only to our employees. As of December 31, 2005, 454,612 shares of our Common Stock are issuable pursuant to options granted under this incentive plan, at a weighted average exercise price of $0.00985. All of the remaining shares available for issuance under this plan ceased to be so issuable pursuant to an amendment to this plan that was effective at the closing of our initial public offering in October 2005. Accordingly, no additional options may be issued pursuant to this plan.

Vesting. Under the stock option agreements with each of the current participants in our stock plan, all existing options granted under the stock plan became fully exercisable upon the consummation of our initial public offering in October 2005.

Lockup period. Under the stock option agreements with each of the current participants in our stock plan, in connection with our initial public offering in October 2005, the underwriters of such offering required the existing participants in our stock plan to hold their shares for a period of 180 days following the effective date of the registration statement.

Stock Option Grants in Last Fiscal Year

The following table sets forth information as to stock options granted to the named executive officers during the year ended December 31, 2005. These options were granted on October 17, 2005, have a term of ten years and were fully vested on December 30, 2005. We have not granted any stock appreciation rights.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price Per Share ($/Sh)	Expiration Date	5% ($)	10% ($)
Brian M. Sondey	334,693	50.27%	$18.00	October 11, 2015	$3,788,759	$9,601,460
Frederico Baptista	36,352	5.46%	$18.00	October 11, 2015	411,508	1,042,843
John C. Burns	36,352	5.46%	$18.00	October 11, 2015	411,508	1,042,843
Adrian Dunner	36,352	5.46%	$18.00	October 11, 2015	411,508	1,042,843
Chand Khan	24,595	3.69%	$18.00	October 11, 2015	278,418	705,566

(1)	Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Common Stock from the fair market value on the date of grant, which fair market value, for the purposes above, was calculated to equal $18.00 per share at the date of grant, which was the amount paid by outside investors per share of Common Stock on such date. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(2)	Based on options to purchase an aggregate of 665,856 shares of Common Stock granted by us during the year ended December 31, 2005.

Fiscal Year End Option Values

The following table sets forth information with respect to unexercised options held by the named executive officers as of December 31, 2005. No options were exercised by the named executive officers during 2005.

	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
Name	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Brian M. Sondey	537,703	0	$5,077,093	$0
Frederico Baptista	76,954	0	$934,364	$0
John C. Burns	76,954	0	$934,364	$0
Adrian Dunner	76,954	0	$934,364	$0
Chand Khan	49,971	0	$588,941	$0

(1)	Value is based on the difference between the option exercise prices and the fair market value at December 31, 2005, the fiscal year-end ($20.65), multiplied by the number of shares underlying the options.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2005 with respect to outstanding awards and shares remaining available for issuance under TAL International Group’s existing equity compensation plans. Information is included in the table as to Common Stock that may be issued pursuant to TAL International Group’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by the Corporation’s stockholders (1)	1,066,807	$	$10.33	1,887,805
Equity compensation plans not approved by the Corporation’s stockholders	—		—	—
Totals	1,066,807	$	$10.33	1,887,805

(1)	Includes the following equity compensation plans: 2004 Management Stock Plan and 2005 Management Omnibus Incentive Plan.

Certain Relationships and Related Transactions

Management Agreements

The Jordan Company, L.P. In consideration for arranging, structuring and negotiating the acquisition of our company in November 2004 and related financings, at the closing of the acquisition of our company in November 2004, we entered a management consulting agreement, pursuant to which, among other things, we agreed to pay The Jordan Company, L.P. a quarterly management fee. Under the management consulting agreement, The Jordan Company, L.P. rendered consulting services to us in connection with our acquisitions, divestitures and investments, our financial and business affairs, our relationships with our lenders, stockholders and other third parties, and the expansion of our business. For the fiscal year ended December 31, 2005, we accrued total management fees of $3.2 million payable to The Jordan Company, L.P. The Resolute Funds, which are current stockholders of our company, are managed by The Jordan Company, L.P. Messrs. Caputo, Higgins, Jordan, Zalaznick and Zych, each of whom are members of our Board of Directors, are partners, principals and/or officers of The Jordan Company, L.P. The management consulting agreement was terminated by us on October 17, 2005 in connection with our initial public offering.

Klesch & Company Limited. In consideration for arranging, structuring and negotiating the acquisition of our company in November 2004 and related financings, at the closing of the acquisition of our company in November 2004, we entered a management advisory agreement, pursuant to which, among other things, we agreed to pay Klesch & Company Limited a quarterly management fee. Under the management advisory agreement, Klesch & Company Limited rendered consulting services to us in connection with our acquisitions, divestitures and investments, our financial and business affairs, our relationships with our lenders, stockholders and other third parties, and the expansion of our business. For the fiscal year ended December 31, 2005, we accrued total management fees of $1.7 million payable to Klesch & Company Limited. Klesch & Company Limited is an affiliate of Seacon Holdings Limited, which is a current stockholder of our company. The management advisory agreement was terminated by us on October 17, 2005 in connection with our initial public offering.

Tax Sharing Agreement

We have entered into a tax sharing agreement with our U.S. subsidiaries. Under the agreement, our subsidiaries consent to filing consolidated U.S. federal income tax returns with us for any taxable year for which a consolidated return can be filed and each taxable year thereafter. For each taxable year during which a subsidiary is included in a consolidated federal income tax return, each subsidiary will pay us an amount equal to its allocated federal tax liability for that taxable year and all prior years, with certain adjustments as set forth in the agreement.

Shareholders Agreement

Certain of our stockholders have entered in a shareholders agreement setting forth certain rights and restrictions relating to ownership of our securities. The shareholders agreement provides that certain of the parties thereto, which parties as of December 31, 2005, collectively beneficially own approximately 60.3% of our Common Stock (including shares issuable upon exercise of vested stock options), will vote their respective shares such that our Board of Directors will be comprised of:

•	eight directors consisting of:

•	six individuals designated by The Resolute Fund, L.P. and its affiliated funds; and

•	two independent directors designated by our Nominating and Corporate Governance Committee; and

•	By October 17, 2006, nine directors consisting of:

•	six individuals designated by The Resolute Fund, L.P. and its affiliated funds; and

•	three independent directors designated by our Nominating and Corporate Governance Committee.

Additionally, the shareholders agreement provides that, subject to certain permitted transfers, no party thereto may transfer any shares of our Common Stock (other than any such shares acquired pursuant to open market transactions or pursuant to equity or option awards that are granted under our incentive plans either concurrently with or following the consummation of our initial public offering in October 2005) in excess of the shares of Common Stock received by such party in connection with the Preferred Share Exchange until the earlier of the fifth anniversary of the consummation of our initial public offering or such earlier time as the parties thereto shall have collectively transferred at least 90% of the aggregate number of shares of Common Stock received by all such parties in connection with the Preferred Share Exchange.

Employment Agreements

We have entered into an employment agreement with Brian M. Sondey, our Chief Executive Officer as described in ‘‘Excutive Compensation and Related Matters—Employee Agreements.’’

Compensation Committee Interlocks and Insider Participation

The Board of Directors has established a Compensation Committee, consisting of Messrs. Caputo Jr., Lindeberg and Zalaznick. No members of the Compensation Committee are officers, employees or former officers of TAL International Group. No executive officer of TAL International Group served as a member of the compensation committee or Board of Directors of another entity (or other committee of our Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served on the compensation committee or as a director of TAL International Group.

PERFORMANCE GRAPH

The graph below compares cumulative shareholder returns for the Company as compared with the S&P 500 Stock Index (‘‘S&P 500’’) and the Russell 2000 Stock Index (‘‘Russell 2000’’) for the period from October 12, 2005 (the date TAL International Group, Inc. common stock began trading) to December 31, 2005. The graph assumes the investment of $100 as of October 12, 2005 and the reinvestment of all dividends.

		INDEXED RETURNS Months Ending
	Base Period 10/12/05
Company / Index		10/31/05	11/30/05	12/31/05
TAL INTERNATIONAL GROUP, INC.	100	100.61	103.83	114.72
S&P 500 INDEX	100	106.52	110.55	110.59
RUSSELL 2000 INDEX	100	104.07	109.12	108.62

MISCELLANEOUS

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy materials for the 2007 Annual Meeting must be received by TAL International Group no later than December 25, 2006. Such proposals should be directed to TAL International Group at its principal executive offices, 100 Manhattanville Road, Purchase New York 10577.

FORM 10-K

A COPY OF TAL INTERNATIONAL GROUP’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL STOCKHOLDERS OR STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO INVESTOR RELATIONS AT TAL INTERNATIONAL GROUP’S PRINCIPAL EXECUTIVE OFFICES.

By Order of the Board of Directors
Marc Pearlin Secretary

April 24, 2006

APPENDIX A

Audit Committee Charter

This Charter governs the operations of the Audit Committee of the Board of Directors of TAL International Group, Inc. This Charter was adopted on February 28, 2006 and may be amended only by the affirmative vote of the Board of Directors.

Purpose

The Audit Committee (the ‘‘Committee’’) of the Board of Directors (the ‘‘Board’’) of TAL International Group, Inc. (the ‘‘Company’’) shall assist the Board in fulfilling its oversight responsibilities as to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent auditors, (iv) the performance of the Company’s systems of internal accounting and financial and disclosure controls and (v) the performance, selection, retention and evaluation of the Company’s independent auditors.

The Committee shall prepare the Audit Committee Report required by the rules of the Securities and Exchange Commission (the ‘‘SEC’’) to be included in the Company’s annual meeting proxy statement.

Composition

The Committee shall be comprised of three or more members of the Board as determined from time to time by the Board. The Committee members shall be designated by the Board. The Chairperson of the Committee shall be designated by the Board; provided that if the Board does not so designate a Chairperson, the members of the Committee, by a majority vote, may designate a Chairperson. Committee members and the Chairperson of the Committee may be removed by the Board, with or without cause, at any time, upon the majority vote of the Board. Any vacancy on the Committee shall be filled by a majority vote of the Board.

Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 and the rules and regulations of the SEC Commission, and any additional requirements that the Board deems appropriate.

Each member of the Committee must be financially literate as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must be designated by the Board to be the ‘‘audit committee financial expert,’’ as defined by applicable law, regulation or listing standard.

Meetings

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Chairperson of the Committee or a majority of the members of the Committee may also call a special meeting of the Committee. The Committee shall invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It shall meet separately, periodically, with management, with internal auditors and with external auditors.

Authority and Responsibilities

The principal responsibilities of the Audit Committee will generally include the following which are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate:

Financial Statement and Disclosure Matters

1)	Review and discuss with management and the independent auditor the Company’s annual and quarterly earnings releases and financial statements, prior to the filing of its Form 10-K and Form 10-Q, including disclosures made in management's discussion and analysis and the results of the independent auditor's review of the annual and quarterly financial statements.

2)	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material internal control deficiencies.

3)	Review and discuss reports from the independent auditors on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4)	Review management's conclusions about the Company's disclosure controls and procedures.

5)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

6)	Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

7)	Discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

8)	Discuss with management the Company’s risk assessment and risk management policies.

9)	Establish and implement procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Oversight of the Company’s Relationship with the Independent Auditors

1)	Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors.

2)	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

3)	Obtain and review a report from the independent auditors at least annually regarding:

a)	the independent auditors’ internal quality-control procedures,

b)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and

c)	all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category).

4)	Appoint, retain, compensate and replace the Company’s independent auditors (subject, if applicable to stockholder ratification), and approve all fees payable to the independent auditors. In furtherance of the foregoing, the Committee shall review and approve in advance the annual engagement letter of the Company’s independent auditors, including the proposed fees contained therein.

5)	Approve, in advance, all audit services, and all non-audit services provided by the Company’s independent auditors that are not specifically prohibited under the applicable law, regulation or listing standard.

6)	Set clear hiring policies for employees or former employees of the independent auditors.

Oversight of the Company’s Internal Audit Function

1)	Review the significant issues raised in reports to management prepared by the internal auditing department and management’s responses.

2)	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

3)	Review the appointment and replacement of the senior internal auditing executive.

Outside Counsel or Other Consultants

In connection with its duties and responsibilities, the Committee shall have the authority to retain outside legal, accounting or other advisors, including the authority to approve the fees payable by the Company to such advisors and other retention terms.

Limitation of Audit Committee’s Role

Notwithstanding the responsibilities and authority of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles or the rules of the SEC. Such responsibilities are the duty of management and the independent auditor.

Annual Review of the Charter and Committee Performance

The Committee shall annually review its performance. In addition, the Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any changes it considers necessary or advisable.

* * *

This Charter is intended as a component of a flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.

APPENDIX B

Director Independence Standards

As adopted by the Board of Directors of TAL International Group, Inc. on October 11, 2005.

The Board of Directors (the ‘‘Board’’) of TAL International Group, Inc. (the ‘‘Company’’) has adopted the following standards to assist it in determining whether a director is independent in accordance with the applicable rules of the New York Stock Exchange. The Board will, on an annual basis, affirmatively determine that a director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making a determination regarding a director’s independence, the Board will consider all relevant facts and circumstances. The Board will specifically explain any determination of independence for a director who does not meet these standards, and will evaluate on an individual basis any relationships not covered by these standards.

The Board may affirmatively determine that a director of the Board is independent if such director meets the following criteria:

1)	The director is not currently employed nor has been employed by the Company during the past three years.

2)	No immediate family member of the director is currently employed or has been employed as an executive officer of the Company during the past three years.

3)	The director is not a significant shareholder of the Company’s Common Stock. For purposes of this standard, a shareholder shall be considered significant if the ownership of shares of Common Stock is greater than ten percent (10%) of the outstanding Common Stock.

4)	The director has not received, during the past three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5)	No immediate family member of the director has received, during the past three years, more than $100,000 per year in direct compensation from the Company, other than compensation for services as a non-executive employee of the Company.

6)	The director is not a current partner of, nor is any immediate family member of the director a current partner of, the Company’s internal or external auditors.

7)	The director is not a current employee of the Company’s internal or external auditors.

8)	No immediate family member of the director is a current employee of the Company’s internal or external auditors who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

9)	The director was not, nor was any immediate family member of the director, within the last three years a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit at such time.

10)	Neither the director nor any immediate family member of the director is currently employed or has been employed during the past three years as an executive officer of another company where any of the Company’s present executive officers concurrently serves or served on the compensation committee of the other company.

11)	The director is not an employee, nor is any immediate family member of the director an executive officer, of a company that, during the past three years, made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

12)	Neither the director nor any immediate family member of the director is an executive officer, director or trustee of a foundation, university or other charitable or not-for-profit organization to which the Company contributed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues in any single fiscal year during the preceding three years.

As used in these standards, an ‘‘immediate family member’’ includes a person’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

Annual Meeting Proxy Card

A	Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - Brian M. Sondey			05 - John W. Jordan II
02 - Bruce R. Berkowitz			06 - Frederic H. Lindeberg
03 - A. Richard Caputo, Jr.			07 - David W. Zalaznick
04 - Brian J. Higgins			08 - Douglas J. Zych

B	Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain		Yes	No
2.RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS				I PLAN TO ATTEND THE ANNUAL MEETING

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
IMPORTANT – PLEASE BE SURE TO DATE AND SIGN THIS PROXY BELOW.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. ATTORNEYS, TRUSTEES, EXECUTORS AND OTHER FIDUCIARIES ACTING IN A REPRESENTATIVE CAPACITY SHOULD SIGN THEIR NAMES AND GIVE THEIR TITLES. AN AUTHORIZED PERSON SHOULD SIGN ON BEHALF OF CORPORATIONS, PARTNERSHIPS, ASSOCIATIONS, ETC. AND GIVE HIS OR HER TITLE. IF YOUR SHARES ARE HELD BY TWO OR MORE PERSONS, EACH PERSON MUST SIGN. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

0 0 9 0 5 9	1 U P X	C O Y	+

Proxy - TAL INTERNATIONAL GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 23, 2006.

The undersigned hereby appoint(s) Marc A. Pearlin and Chand Khan as proxies, each with full power of substitution, to represent and vote as designated all shares of Common Stock of TAL International Group, Inc. held of record by the undersigned on April 19, 2006 at the annual meeting of stockholders of TAL International Group, Inc. to be held at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York at 10:00 a.m., Eastern Daylight Time, on May 23, 2006, with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters thay may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

DIRECTIONS TO HILTON RYE TOWN:

FROM CONNECTICUT or NEW YORK VIA I-95 (NORTH OR SOUTH):

Follow signs for I-287 West (Cross Westchester Expressway). Take I-287 West to Exit 10 (Webb Avenue). At Exit 10 traffic light continue straight for 2/10 mile. At next traffic light turn right onto Rt 120A (Westchester Avenue). Follow Westchester Avenue three more lights and then turn left into Hilton Rye Town entrance.

FROM CONNECTICUT VIA MERRITT PARKWAY:

Merritt Parkway South to Hutchinson River Parkway South. Take exit for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow to RT 120A / Port Chester. Hilton Rye Town is at 4th traffic light on the left.

FROM WEST SIDE OF MANHATTAN:

West Side Highway to Henry Hudson Parkway (Route 9) North to Saw Mill River Parkway North (The Henry Hudson becomes the Saw Mill River Parkway). Follow Saw Mill River Parkway to Exit 4, Cross County Parkway East. Take exit for Hutchinson River Parkway North. Follow Hutchinson to Exit 26E for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow to RT 120A / Port Chester. Hilton Rye Town is at 4th traffic light on the left.

FROM QUEENS/LONG ISLAND – WHITESTONE & THROGS NECK BRIDGES:

Whitestone Bridge:
After bridge tolls, bear left for Hutchinson River Parkway North. Take Hutchinson River Parkway to Exit 26E for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow RT / Port Chester. Hilton Rye Town is at 4th traffic light on the left.

Throgs Neck Bridge:
After bridge tolls, bear right for I-95 (New England Thruway). Take Exit 9, Hutchinson River Parkway North. Take Hutchinson River Parkway to Exit 26E for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow to RT 120A / Port Chester. Hilton Rye Town is at 4th traffic light on the left.